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             AGREEMENT AND PLAN OF MERGER

                    BY AND BETWEEN

               TWIN CITY BANCORP, INC.,

           TWIN CITY FEDERAL SAVINGS BANK,

          CITCO COMMUNITY BANCSHARES, INC.,

                        AND

                    CITIZENS BANK


              DATED AS OF JULY 18, 2000

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                   TABLE OF CONTENTS

                                                  Page
                                                  ----

ARTICLE 1
            TRANSACTIONS AND TERMS OF MERGER . . . . 1
            1.1  Merger. . . . . . . . . . . . . . . 1
            1.2  Time and Place of Closing . . . . . 2
            1.3  Effective Time. . . . . . . . . . . 2
            1.4  Execution of Support Agreements . . 2
            1.5  Right to Revise Transaction . . . . 2

ARTICLE 2
            EFFECT OF MERGER . . . . . . . . . . . . 2
            2.1  Charters. . . . . . . . . . . . . . 2
            2.2  Bylaws. . . . . . . . . . . . . . . 3
            2.3  Directors and Officers. . . . . . . 3

ARTICLE 3
            MANNER OF CONVERTING SHARES AND OPTIONS. 3
            3.1  Conversion of Shares and Options. . 3
            3.2  Anti-Dilution Provisions. . . . . . 4
            3.3  Shares Held by TCB or Citco . . . . 4
            3.4  Dissenting Shareholders . . . . . . 4

ARTICLE 4
            EXCHANGE OF SHARES . . . . . . . . . . . 4
            4.1  Exchange Procedures . . . . . . . . 4
            4.2  Rights of Former TCB Shareholders . 5

ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF TCB. . 5
            5.1  Organization, Standing, and Power . 5
            5.2  Authority; No Breach By Agreement . 6
            5.3  Capital Stock . . . . . . . . . . . 7
            5.4  TCB Subsidiaries. . . . . . . . . . 7
            5.5  Financial Statements. . . . . . . . 8
            5.6  Absence of Undisclosed Liabilities. 8
            5.7  Absence of Certain Changes
                   or Events . . . . . . . . . . . . 8
            5.8  Tax Matters . . . . . . . . . . . . 9
            5.9  Assets. . . . . . . . . . . . . . .10
            5.10 Environmental Matters . . . . . . .11
            5.11 Compliance with Laws. . . . . . . .12

                         i
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            5.12 Labor Relations . . . . . . . . . .12
            5.13 Employee Benefit Plans. . . . . . .13
            5.14 Material Contracts. . . . . . . . .15
            5.15 Legal Proceedings . . . . . . . . .16
            5.16 Reports . . . . . . . . . . . . . .16
            5.17 Statements True and Correct . . . .16
            5.18 Regulatory Matters. . . . . . . . .16
            5.19 State Takeover Laws . . . . . . . .17
            5.20 Charter Provisions. . . . . . . . .17
            5.21 Support Agreements. . . . . . . . .17
            5.22 Derivatives . . . . . . . . . . . .17
            5.23 Year 2000 . . . . . . . . . . . . .17
            5.24 Stock Records . . . . . . . . . . .17
            5.25 Certain Interests . . . . . . . . .18

ARTICLE 6
            REPRESENTATIONS AND WARRANTIES OF CITCO
            AND CITIZENS BANK. . . . . . . . . . . .18
            6.1  Organization, Standing, and Power .18
            6.2  Authority; No Breach By Agreement .18
            6.3  Citco Subsidiaries. . . . . . . . .19
            6.4  Compliance with Laws. . . . . . . .19
            6.5  Statements True and Correct . . . .20
            6.6  Regulatory Matters. . . . . . . . .20

ARTICLE 7
            CONDUCT OF BUSINESS PENDING
              CONSUMMATION . . . . . . . . . . . . .21
            7.1  Affirmative Covenants of
                  Both Parties . . . . . . . . . . .21
            7.2  Negative Covenants of TCB and TCF .21
            7.3  Adverse Changes in Condition. . . .23
            7.4  Reports . . . . . . . . . . . . . .23

ARTICLE 8
            ADDITIONAL AGREEMENTS. . . . . . . . . .24
            8.1  Proxy Statement; Shareholder
                   Approval. . . . . . . . . . . . .24
            8.2  Applications. . . . . . . . . . . .24
            8.3  Filings with State Offices. . . . .24
            8.4  Agreement as to Efforts to
                   Consummate. . . . . . . . . . . .25
            8.5  Investigation and Confidentiality .25
            8.6  State Takeover Laws . . . . . . . .26
            8.7  Press Releases. . . . . . . . . . .26
            8.8  Charter Provisions. . . . . . . . .26
            8.9  Employee Benefits and Contracts . .26

                             ii
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            8.10 Indemnification and Insurance . . .27
            8.11 Certain Modifications . . . . . . .28
            8.12 Termination of Plans. . . . . . . .29
            8.13 ESOP. . . . . . . . . . . . . . . .29
            8.14 Sole Agreement to Merge or Sell . .30

ARTICLE 9
            CONDITIONS PRECEDENT TO OBLIGATIONS TO
            CONSUMMATE . . . . . . . . . . . . . . .30
            9.1  Conditions to Obligations of
                   Each Party. . . . . . . . . . . .30
            9.2  Conditions to Obligations of
                   Citco and Citizens Bank . . . . .31
            9.3  Conditions to Obligations of TCB
                   and TCF . . . . . . . . . . . . .32

ARTICLE 10
            TERMINATION. . . . . . . . . . . . . . .33
            10.1 Termination . . . . . . . . . . . .33
            10.2 Effect of Termination . . . . . . .34
            10.3 Non-Survival of Representations
                   and Covenants . . . . . . . . . .35

ARTICLE 11
            MISCELLANEOUS. . . . . . . . . . . . . .35
            11.1 Definitions . . . . . . . . . . . .35
            11.2 Expenses. . . . . . . . . . . . . .41
            11.3 Brokers and Finders . . . . . . . .42
            11.4 Entire Agreement. . . . . . . . . .42
            11.5 Amendments. . . . . . . . . . . . .42
            11.6 Waivers . . . . . . . . . . . . . .42
            11.7 Assignment. . . . . . . . . . . . .43
            11.8 Notices . . . . . . . . . . . . . .43
            11.9 Governing Law . . . . . . . . . . .44
            11.10   Counterparts . . . . . . . . . .44
            11.11   Captions . . . . . . . . . . . .44
            11.12   Interpretations. . . . . . . . .44
            11.13   Enforcement of Agreement . . . .44
            11.14   Severability . . . . . . . . . .44

Signatures . . . . . . . . . . . . . . . . . . . . .48

                             iii
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             AGREEMENT AND PLAN OF MERGER
             ----------------------------


    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 18, 2000, by and between TWIN CITY BANCORP, INC. ("TCB "), a corporation organized and existing under the Laws of the State of Tennessee, with its principal office located in Bristol, Tennessee; TWIN CITY FEDERAL SAVINGS BANK ("TCF"), a federal savings bank organized and existing under the Laws of the United States, with its principal office located in Bristol, Tennessee; CITCO COMMUNITY BANCSHARES, INC. ("Citco"), a corporation organized and existing under the Laws of the State of Tennessee, with its principal office located in Elizabethton, Tennessee; and CITIZENS BANK, a corporation organized and existing under the Laws of the State of Tennessee with its principal office located in Elizabethton, Tennessee.


                           PREAMBLE
                           --------

    The Boards of Directors of TCB, TCF, Citco, and Citizens Bank are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides first for the acquisition of TCB by Citco pursuant to the merger of TCB with and into Citco. Immediately thereafter, TCF shall be merged with and into Citizens Bank. Both mergers are collectively referred to herein as the "Merger." At the effective time of the Merger, the outstanding shares of and options to purchase the capital stock of TCB shall be converted into the right to receive the cash purchase price described below. The transactions described in this Agreement are subject to the approvals of the shareholders of TCB, TCF, and Citizens Bank; certain federal and state regulatory authorities; and the satisfaction of certain other conditions described in this Agreement. It is the intent of Citco to maintain the good will established by TCB by involving the directors of TCB and TCF in the operations of the surviving corporations.

    Certain terms used in this Agreement are defined in
Section 11.1 of this Agreement.

    NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                       ARTICLE 1
           TRANSACTIONS AND TERMS OF MERGER
           --------------------------------

    1.1  Merger.  Subject to the terms and conditions of this
         ------
Agreement, at the Effective Time, TCB shall be merged with and into Citco in accordance with the provisions of
Section 48-21-102 of the TBCA. Citco shall be the Surviving Corporation resulting from this merger and shall continue to be governed by the Laws of the State of Tennessee. After the merger of TCB into Citco, and at such time as Citco deems appropriate, TCF shall be merged with and into Citizens Bank, with Citizens Bank being the Surviving Corporation from this merger and continuing to be governed by

                             1
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the Laws of the State of Tennessee. The Merger shall be
consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of TCB, TCF, Citco, and Citizens Bank.

    1.2  Time and Place of Closing.  The consummation of the
         -------------------------
Merger (the "Closing") shall take place at 9:00 A.M. eastern time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

    1.3  Effective Time.  The Merger and the other
         --------------
transactions contemplated by this Agreement shall become effective on the date and at the time the Tennessee Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; and
(ii) the date on which the shareholders of TCB and TCF approve the matters relating to this Agreement required to be approved by such shareholders by applicable Law; or such later day within 30 days thereof as may be mutually agreed upon by the Parties.

    1.4  Execution of Support Agreements.  Immediately prior
         -------------------------------
to the execution of this Agreement and as a condition hereto, each of the directors of TCB and TCF is executing and delivering to Citco a Support Agreement in substantially the form of
Exhibit 1. In addition, Judith O. Bowers is executing and delivering a similar Support Agreement with the noncompete provisions limited to financial institutions in operation three
(3) years or less.

    1.5  Right to Revise Transaction.  Citco, with the
         ---------------------------
concurrence of TCB, may at any time change the method of effecting the acquisition of TCB and TCF (including without limitation the provisions of this Article 1) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter the type of consideration to be issued to the holders of TCB Common Stock, or options to purchase such shares, as provided for in this Agreement, (ii) reduce the value of such consideration, (iii) Materially impair the ability to receive the regulatory approvals, or (iv) Materially delay the Closing.

                       ARTICLE 2
                   EFFECT OF MERGER
                   ----------------

    2.1  Charters.  The Charter of Citco and Citizens Bank,
         --------
respectively, in effect immediately prior to the Effective Time shall be the Charter of each Surviving Corporation after the Effective Time until otherwise amended or repealed.

                             2
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    2.2  Bylaws.  The Bylaws of Citco and Citizens Bank,
         ------
respectively, in effect immediately prior to the Effective Time shall be the Bylaws of each Surviving Corporation after the Effective Time until otherwise amended or repealed.

    2.3  Directors and Officers.  The directors of Citco and
         ----------------------
Citizens Bank, respectively, in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of each Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Citco and Citizens Bank, respectively, in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of each Surviving Corporation from and after the Effective Time in accordance with the Bylaws of each Surviving Corporation.


                       ARTICLE 3
        MANNER OF CONVERTING SHARES AND OPTIONS
        ---------------------------------------

    3.1  Conversion of Shares and Options.  Subject to the
         --------------------------------
provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Citco, Citizens Bank, TCB, or TCF, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

         (a)  Each share of Citizens Bank Common Stock and
Citco Common Stock and issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of TCB Common Stock (excluding shares held by any TCB Company or any Citco Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into $17.15 cash payable by check as soon after the Effective Time as is feasible.

         (c)  Each option to purchase shares of TCB Common
Stock (excluding options held by any TCB Company or any Citco Company, and in each case other than in a fiduciary capacity or as a result of debts previously contracted) which has not been exercised at the Effective Time shall be converted into $17.15 cash less the applicable exercise price per option and shall be payable by check as soon after the Effective Date as is feasible (the purchase price per share of TCB Common Stock identified in Sections 3.1(b) and 3.1(c), subject to any adjustments otherwise required by Section 8.12 in this Agreement, are herein after referred to collectively as the "Exchange Price").

         (d)  Each share of TCF Common Stock shall be
canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
                             3
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    3.2  Anti-Dilution Provisions.  In the event TCB changes
         ------------------------
the number of shares, or options to purchase shares, of TCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock, the Exchange Price shall be proportionately adjusted provided that no adjustment shall be made as the result of an increase in the number of outstanding shares as the result of the exercise of an option to purchase TCB Common Stock which option was outstanding on the date hereof.

    3.3  Shares Held by TCB or Citco.  Each of the shares, or
         ---------------------------
options to purchase shares, of TCB Common Stock held by any TCB Company or by any Citco Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    3.4  Dissenting Shareholders.  Any holder of shares of
         -----------------------
TCB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by
Section 48-23-201 et seq. of the TBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the TBCA. In the event that a dissenting shareholder of TCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares under these provisions, as of the Effective Time, the shares of TCB Common Stock held by such Person shall be exchanged as determined under Section 3.1 of this Agreement, and the delivery of the Exchange Price to which such holder may be entitled shall be governed by Section 4.1 of this Agreement.


                       ARTICLE 4
                  EXCHANGE OF SHARES
                  ------------------

    4.1  Exchange Procedures.  Immediately prior to the
         -------------------
Effective Time, Citco shall deposit with the exchange agent (the "Exchange Agent") for the benefit of holders of shares of TCB Common Stock and holders of options to purchase TCB Common Stock, sufficient cash to satisfy its obligations under Section
3.1 of this Agreement. Within five days after the Effective Time, Citco and TCB shall cause the Exchange Agent to mail to the former shareholders and option holders of TCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares, or options to purchase shares, of TCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares, or options to purchase shares, of TCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under Section 3.4 of this Agreement) issued and outstanding at the Effective Time promptly upon surrender the certificate or certificates representing such shares, or options to purchase shares, to the Exchange Agent, shall receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares

                             4
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(without interest thereon) pursuant to Section 4.2 of this
Agreement. Until so surrendered, each outstanding certificate of TCB Common Stock, or options to purchase shares, shall be deemed for all purposes, to represent the consideration into which the number of shares, or options to purchase shares, of TCB Common Stock represented thereby prior to the Effective Time shall have been converted without interest. Citco shall not be obligated to deliver the consideration to which any former holder of TCB Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares, or options to purchase shares, of TCB Common Stock for exchange as provided in this
Section 4.1. The certificate or certificates of TCB Common Stock, or options to purchase shares, so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, TCB, nor the Exchange Agent shall be liable to a holder of TCB Common Stock, or options to purchase shares, for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

    4.2  Rights of Former TCB Shareholders.  At the Effective
         ---------------------------------
Time, the stock transfer books of TCB shall be closed as to holders of TCB Common Stock immediately prior to the Effective Time and no transfer of TCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares, or options to purchase shares, of TCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under Section
3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by TCB in respect of such shares of TCB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

                       ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF TCB
         -------------------------------------

    TCB and TCF hereby represent and warrant to Citco and Citizens Bank as follows:

    5.1  Organization, Standing, and Power.  TCB is a
         ---------------------------------
corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. TCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TCB or as disclosed in Section 5.2 of the TCB Disclosure Memorandum.
                             5
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    5.2  Authority; No Breach By Agreement.
         ---------------------------------

         (a) TCB and TCF have the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of TCB and TCF, subject to the approval of this Agreement by the holders of a majority of the shares of TCB Common Stock present at the Shareholders Meeting and approval by TCB as the sole shareholder of TCF, which are the only shareholder votes required for approval of this Agreement and consummation of the Merger by TCB and TCF. Subject to such requisite shareholder approval and Consents of applicable Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of TCB and TCF, enforceable against TCB and TCF in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought and except to the extent that indemnification and contribution may be contrary to public policy).

         (b) Except as disclosed in Section 5.2(b) of the TCB Disclosure Memorandum, neither the execution and delivery of this Agreement by TCB and TCF, nor the consummation by TCB and TCF of the transactions contemplated hereby, nor compliance by TCB and TCF with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of TCB's or TCF's Charter or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any TCB Company under, any Contract or Permit of any TCB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TCB or TCF, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any TCB Company or any of their respective Material Assets.

         (c)  Other than in connection or compliance with
the provisions of the Securities Laws, applicable state corporate, banking, and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by TCB or TCF of the Merger and the other transactions contemplated in this Agreement.
                             6
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    5.3  Capital Stock.
         -------------

         (a) The authorized capital stock of TCB consists, as of the date of this Agreement, of 8,000,000 shares of TCB Common Stock, of which 1,121,388 shares are issued and outstanding as of the date of this Agreement and (excluding 125,632 shares which may be issued pursuant to currently outstanding options to acquire TCB Common Stock as disclosed in
Section 5.3(a) of the TCB Disclosure Memorandum listing each option holder, number of options granted, strike price, and grant date) not more than 1,121,388 shares will be issued and outstanding at the Effective Time, and 2,000,000 shares of TCB Serial Preferred Stock, $1.00 par value per share, none of which is or will be issued or outstanding. All of the issued and outstanding shares of TCB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the TBCA. None of the outstanding shares of TCB Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of TCB.

         (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the TCB Disclosure Memorandum, there are no shares of capital stock or other equity securities of TCB outstanding and no outstanding Rights relating to the capital stock of TCB.

    5.4  TCB Subsidiaries.  TCB has disclosed in Section 5.4
         ----------------
of the TCB Disclosure Memorandum all of the TCB Subsidiaries as of the date of this Agreement. TCB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each TCB Subsidiary. No equity securities of any TCB Subsidiary are or may become required to be issued (other than to another TCB Company) by reason of any Rights, and there are no Contracts by which any TCB Subsidiary is bound to issue (other than to another TCB Company) additional shares of its capital stock or Rights or by which any TCB Company is or may be bound to transfer any shares of the capital stock of any TCB Subsidiary (other than to another TCB Company). There are no Contracts relating to the rights of any TCB Company to vote or to dispose of any shares of the capital stock of any TCB Subsidiary. All of the shares of capital stock of each TCB Subsidiary held by a TCB Company are fully paid and, nonassessable under the applicable corporation or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the TCB Company free and clear of any Lien. Each TCB Subsidiary is either a federal savings bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each TCB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TCB. Each TCB Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured to the applicable limits by the Bank Insurance Fund or Savings Association Insurance Fund.

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    5.5  Financial Statements.
         --------------------
    (a) TCB has filed and made available to Citco all forms, reports, and documents required to be filed by TCB with the SEC since January 1 of the third fiscal year preceding the date of this Agreement (collectively, the "SEC Reports"). Except as disclosed in Section 5.5(a) of the TCB Disclosure Memorandum, the SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. Except for TCB Subsidiaries that are registered as a broker, dealer or investment advisor, none of TCB Subsidiaries is required to file any forms, reports, or other documents with the SEC.

    (b)  TCB has disclosed in Section 5.5 of the TCB
Disclosure Memorandum, and has delivered to Citco copies of, all TCB Financial Statements prepared for periods ended prior to the date hereof and will deliver to Citco copies of all TCB Financial Statements prepared subsequent to the date hereof.
The TCB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of TCB, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of TCB as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of TCB for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

    5.6  Absence of Undisclosed Liabilities.  Except as
         ----------------------------------
disclosed in Section 5.6 of the TCB Disclosure Memorandum, no TCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TCB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of TCB as of March 31, 2000, included in the TCB Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to March 31, 2000. Except as disclosed in Section 5.6 of the TCB Disclosure Memorandum, no TCB Company has incurred or paid any Liability since March 31, 2000, except for (i) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TCB or (ii) in connection with the transactions contemplated by this Agreement.

    5.7  Absence of Certain Changes or Events.  Since March
         ------------------------------------
31, 2000, except as disclosed in the TCB Financial Statements delivered prior to the date of the Agreement or as otherwise disclosed in the TCB Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TCB, and (ii) the TCB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of TCB or TCF provided in Article 7 of this Agreement, other than conducting the process that has led up to the execution and consummation of this Agreement including the incurrence of expenses and liabilities resulting therefrom.

    5.8  Tax Matters.
         -----------

         (a) All Tax Returns required to be filed by or on behalf of any of the TCB Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and, to the Knowledge of TCB and TCF, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on Tax Returns filed as of the date of this Agreement have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies taken as a whole, except to the extent reserved against in the TCB Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

         (b) None of the TCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal
Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Taxes due or to become due for any of the TCB Companies for the period or periods through and including the date of the respective TCB
Financial Statements has been made and is reflected on such TCB
Financial Statements.

         (d) Each of the TCB Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and, to the Knowledge of TCB and TCF, such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         (e)  None of the TCB Companies has made any
payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

         (f) There are no Material Liens with respect to Taxes upon any of the Assets of the TCB Companies except for Liens for Taxes not yet due or being contested in good faith and for which adequate provision has been made.

         (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the TCB Companies that occurred during or after any Taxable Period in which the TCB Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1999.

         (h)  No TCB Company has filed any consent under
Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

         (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Citco, which consent will not be unreasonably withheld.

         (j) No TCB Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

    5.9  Assets.  Except as disclosed in Section 5.9 of the
         ------
TCB Disclosure Memorandum, the TCB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the TCB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the TCB Company's past practices. All Assets which are Material to TCB's business on a consolidated basis, held under leases or subleases by any of the TCB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The TCB Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the TCB Companies has received notice from any insurance carrier that
(i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any TCB Company under such policies. The Assets of the TCB Companies include all Material Assets required to operate the business of the TCB Companies as presently conducted.

    5.10 Environmental Matters.
         ---------------------

         (a) To the Knowledge of TCB and TCF, and except as set forth in Section 5.10(a) of the TCB Disclosure Memorandum, each TCB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies, taken as a whole.

         (b) There is no Litigation pending or, to the Knowledge of TCB and TCF, threatened before any court, governmental agency, or authority, or other forum in which any TCB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any TCB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies, taken as a whole.

         (c) To the Knowledge of TCB and TCF, there is no Litigation pending, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or the TCB Companies in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies.

         (d) To the Knowledge of TCB and TCF, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies, taken as a whole.

         (e) To the Knowledge of TCB and TCF, during the period of (i) any TCB Company's ownership or operation of any of their respective current properties, (ii) any TCB Company's participation in the management of any Participation Facility, or (iii) any TCB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies, taken as a whole. Prior to the period of
(i) any TCB Company's ownership or operation of any of their respective current properties, (ii) any TCB Company's participation in the management of any Participation Facility, or (iii) any TCB Company's holding of a security interest in a Loan Property, to the Knowledge of TCB and except as disclosed in Section 5.10(e) of the TCB

Disclosure Memorandum, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies, taken as a whole.

    5.11 Compliance with Laws.  TCB is duly registered as a
         --------------------
savings and loan holding company under the Home Owners' Loan Act. Each TCB Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies. None of the TCB Companies:

         (a)  is in violation of any Laws, Orders, or
Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse
Effect on the TCB Companies; and

         (b) except as set forth in Section 5.11 of the TCB Disclosure Memorandum, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any TCB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TCB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies, or (iii) requiring any TCB Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

    5.12 Labor Relations.  No TCB Company is the subject of
         ---------------
any Litigation asserting that it or any other TCB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other TCB Company to bargain with any labor organization as to wages or conditions of employment, nor is any TCB Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any TCB Company, pending or, to the Knowledge of TCB and TCF, threatened, or to the Knowledge of TCB and TCF, is there any activity involving any TCB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

    5.13 Employee Benefit Plans.
         ---------------------

         (a) TCB and TCF have disclosed to Citco in writing prior to the execution of the Agreement and in Section 5.13 of the TCB Disclosure Memorandum, and has delivered or made available to Citco prior to the execution of this Agreement correct and complete copies in each case of, all Material TCB Benefits Plans. For purposes of this Agreement, "TCB Benefit Plans" means all written, or to the Knowledge of TCB unwritten or verbal, pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written, or to the Knowledge of TCB unwritten or verbal, employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including"employee benefit plans" as that term is defined in
Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any TCB Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the TCB Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "TCB ERISA Plan." Any TCB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "TCB Pension Plan." Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any TCB Company that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 5.13 of the TCB Disclosure Memorandum.

         (b) TCB and TCF have delivered or made available to Citco prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such TCB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such TCB Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994,
(iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any TCB Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

         (c) All TCB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, any other applicable Laws, and all terms of the TCB Benefit Plans, except for any breach or violation which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies. Each TCB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a currently effective favorable determination letter from the Internal Revenue Service, and TCB and TCF are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any TCB ERISA Plan, which is intended to be qualified under

Section 401(a) of the Internal Revenue Code, has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and TCB and TCF are not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each TCB Benefit Plan to the Knowledge of TCB and TCF, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under
Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the TCB Companies. There is no Material pending or, to the Knowledge of TCB and TCF, threatened Litigation relating to any TCB Benefit Plan.

         (d) To the Knowledge of TCB, no TCB Company has engaged in a transaction with respect to any TCB Benefit Plan that, assuming the Taxable Period of such transaction has not expired as of the date of this Agreement, would subject any TCB Company to a Material tax or penalty imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. To the Knowledge of TCB, neither TCB, TCF, nor any administrator or fiduciary of any TCB Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject TCB to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the TCB Companies. Except as disclosed in Section 5.13(d) of the TCB Disclosure Memorandum, to the Knowledge of TCB, no oral or written representation or communication with respect to any aspect of the TCB Benefit Plans has been made to employees of any TCB Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on the TCB Companies.

         (e) As of the date of the most recent actuarial valuation, no TCB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been
(i) no Material change in the financial position or funded status of any TCB Pension Plan to the Knowledge of TCB,, (ii) no change in the actuarial assumptions with respect to any TCB Pension Plan to the Knowledge of TCB,, and (iii) no increase in benefits under any TCB Pension Plan as a result of plan amendments or changes in applicable Law. Neither any TCB Pension Plan nor any "single-, multiple-, or multi-employer plan," within the meaning of Section 4001(a)(15) or 4001(a)(3) of ERISA, currently or formerly maintained by any TCB Company, or the single-, multiple-, or multi-employer plan of any entity which is or was considered one employer with TCB under
Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "TCB ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA or any withdrawal liability within the contemplation of Title IV of ERISA. All contributions with respect to a TCB Pension Plan or any single-, multiple-, or multi-employer plan of a TCB ERISA Affiliate have or will be timely made, and there is no lien or expected lien under Internal Revenue Code
Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No TCB Company has provided, or is required to provide, security to a TCB Pension Plan or to any single-, multiple-, or multi-employer plan of a TCB ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by TCB, except to the extent any failure would not have a Material Adverse Effect on the TCB Companies.

         (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any TCB Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any TCB ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on the TCB Companies).

         (g) Except as disclosed in Section 5.13(g) of the TCB Disclosure Memorandum, no TCB Company has any obligations for retiree health and retiree life benefits under any of the TCB Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

         (h) Except as set forth in Section 5.13 of the TCB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any TCB Company from any TCB Company under any TCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any TCB Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit. In no event shall any such payment described in Section 5.13 of the TCB Disclosure Memorandum result in a "excess parachute" payment as defined in Section 280G of the IRC.

         (i) TCF will continue to accrue at least $4,000 per month to its SERP plan until the Effective Time. The total
SERP Liability at the Effective Time will not exceed $375,000.

    5.14 Material Contracts.  Except as set forth in
         ------------------
Section 5.14 of the TCB Disclosure Memorandum, none of the TCB Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any TCB Company or the guarantee by any TCB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by TCB with the SEC as of the date of this Agreement that was not filed or incorporated by reference as an exhibit to TCB's Form 10-KSB for the fiscal year ended

December 31, 1999 (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "TCB Contracts"). With respect to each TCB Contract: (i) the Contract is in full force and effect; (ii) no TCB Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TCB; (iii) no TCB Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of TCB and TCF, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any TCB Company for money borrowed is prepayable at any time by such TCB Company without penalty or premium.

    5.15 Legal Proceedings.  Except as set forth in Section
         -----------------
5.15 of the TCB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of TCB and TCF, threatened against any TCB Company, or against any Asset, employee benefit plan, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any TCB Company.

    5.16 Reports.  Since December 31, 1994, or the date of
         -------
organization if later, each TCB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the TCB Companies. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws and has been made available for review by representatives of Citco.

    5.17 Statements True and Correct.   None of the
         ---------------------------
information supplied or to be supplied by any TCB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to TCB's shareholders in connection with the Shareholders' Meeting will, when first mailed to the shareholders of TCB, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any TCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

    5.18 Regulatory Matters.  Except as specifically
         ------------------
contemplated by this Agreement, no TCB Company or any Affiliate thereof has taken or agreed to take any action, and TCB has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any

Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of TCB and TCF, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such
Section 9.1(b).

    5.19 State Takeover Laws.  Each TCB Company has taken all
         -------------------
necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Tennessee (collectively, "Takeover Laws") including those Laws contained within Sections 48-103-101 et seq. of the TBCA.

    5.20 Charter Provisions.  Each TCB Company has taken all
         ------------------
action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Bylaws, or other governing instruments of any TCB Company or restrict or impair the ability of Citco or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any TCB Company that may be directly or indirectly acquired or controlled by it.

    5.21 Support Agreements.  Each of the directors of TCB
         ------------------
and TCF has executed and delivered to Citco a Support Agreement in substantially the form as Exhibit 1 to this Agreement. In addition, Judith O. Bowers is executing and delivering a similar Support Agreement with the noncompete provisions limited to financial institutions in operation three (3) years or less.

    5.22 Derivatives.  All interest rate swaps, caps, floors,
         -----------
option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for TCB's own account, or for the account of one or more the TCB Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

    5.23 Year 2000.  To the Knowledge of TCB and TCF, all
         ---------
critical computer software necessary for the conduct of its business (the "Software") has been tested and is designed to be used prior to, during, and after the calendar year 2000 A.D., and critical Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. TCB and TCF further represent and warrant that critical Software has been tested and accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

    5.24 Stock Records.  To the Knowledge of TCB, the stock
         -------------
transfer books and stock ledgers of TCB and TCF are in good order, complete, accurate and up to date, and with all necessary signatures on the assignments of certificates representing shares previously transferred, and set forth all stock and securities issued, transferred and surrendered. Except as described in Section 5.24 of the TCB Disclosure Memorandum, to the Knowledge of TCB, no transfer has been made without surrender of the proper certificate, duly endorsed, or the completion of a lost certificate affidavit, and all certificates so surrendered have been duly canceled and are attached thereto.

    5.25 Certain Interests.  Except in arm's length
         -----------------
transactions pursuant to standard commercial terms and conditions or as set forth in Section 5.25 of the TCB Disclosure Memorandum, no officer or director of any TCB Company has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of any TCB Company. No such person is indebted to any TCB Company except for indebtedness arising in the ordinary course of business except as disclosed in Section 5.25 of the TCB Disclosure Memorandum and TCB Company is not indebted to any such person except for amounts due under normal salary or reimbursement of ordinary business expenses.

                       ARTICLE 6
  REPRESENTATIONS AND WARRANTIES OF CITCO AND CITIZENS BANK
  ---------------------------------------------------------

    Citco and Citizens Bank hereby represent and warrant to TCB and TCF as follows:

    6.1  Organization, Standing, and Power.  Citco is a
         ---------------------------------
corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Citco and Citizens Bank are duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of their respective Assets or the nature or conduct of their respective business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citco.

    6.2  Authority; No Breach By Agreement.
         ---------------------------------

         (a) Citco and Citizens Bank have the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Citco and Citizens Bank. This Agreement represents a legal, valid, and binding obligation of Citco and Citizens Bank, enforceable against them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by Citco and Citizens Bank, nor the consummation by Citco of the transactions contemplated hereby, nor compliance by Citco with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of their Charters or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Citco Company under, any Contract or Permit of any Citco Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citco, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Citco Company or any of their respective Material Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citco, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Citco of the Merger and the other transactions contemplated in this Agreement.

    6.3  Citco Subsidiaries.  Citco or one of its
         ------------------
Subsidiaries owns all of the issued and outstanding shares of capital stock of each Citco Subsidiary. There are no Contracts relating to the rights of any Citco Company to vote or to dispose of any shares of the capital stock of any Citco Subsidiary. All of the shares of capital stock of each Citco Subsidiary held by a Citco Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Citco Company free and clear of any Lien. Each Citco Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Citco Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citco. Each Citco Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund. As of the date of this Agreement, Citco does not own beneficially any shares of the capital stock of TCB.

    6.4  Compliance with Laws.  Citco is duly registered as a
         --------------------
bank holding company under the BHC Act. Each Citco Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citco, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citco. None of the Citco Companies:

         (a)  is in violation of any Laws, Orders, or
Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse
Effect on Citco; and

         (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof
(i) asserting that any Citco Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citco, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citco, or (iii) requiring any Citco Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

    6.5  Statements True and Correct.  None of the information
         ---------------------------
supplied or to be supplied by any Citco Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to TCB's shareholders in connection with the Shareholders' Meeting, will, when first mailed to the shareholders of TCB, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.
All documents that any Citco Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

    6.6  Regulatory Matters.  No Citco Company or any
         ------------------
Affiliate thereof has taken or agreed to take any action, and Citco has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. To the Knowledge of Citco, there exists no fact, circumstance or reason why the requisite Consents referred to in
Section 9.1(b) of this Agreement
cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such
Section 9.1(b). Based upon the funding of the loan commitment letter received by Citco, at the Closing, Citco will have sufficient capital resources available to allow it to consummate the Merger on the terms provided herein.

                       ARTICLE 7
       CONDUCT OF BUSINESS PENDING CONSUMMATION
       ----------------------------------------

    7.1  Affirmative Covenants of Both Parties.  Unless the
         -------------------------------------
prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to
(i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Citco Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Citco, desirable in the conduct of the business of Citco and its Subsidiaries and such action will not have a Material Adverse Effect on Citco.

    7.2  Negative Covenants of TCB and TCF.  From the date of
         ---------------------------------
this Agreement until the earlier of the Effective Time or the termination of this Agreement, TCB and TCF covenant and agree that they will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Citco, which consent shall not be unreasonably withheld:

         (a) amend the Charter, Bylaws, or other governing instruments of any TCB Company, or

         (b)  incur, guarantee, or otherwise become
responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a TCB Company to another TCB Company), except in the ordinary course of the business consistent with past practices (which shall include, for TCB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any TCB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the TCB Disclosure Memorandum); or

         (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any TCB Company, or declare or pay any dividend, special or regular, (except that TCB may declare and pay its standard quarterly dividends of $.10 per share prior to the Effective
Time) or make any other distribution in respect of TCB's capital stock; or

         (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of TCB Common Stock or any other capital stock of any TCB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

         (e) adjust, split, combine, or reclassify any capital stock of any TCB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of TCB Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any TCB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another TCB Company), (ii) investment securities, (iii) loans, including dispositions thereof through loan participation agreements, and
(iv) other real estate owned by any TCB Company (except for the sale of foreclosed real estate) other than in all instances, in the ordinary course of business for reasonable and adequate consideration; or

         (f)  except for purchases of U.S. Treasury
securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned TCB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with
(i) foreclosures in the ordinary course of business,
(ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement provided that nothing herein shall prevent TCF from selling residential mortgage loans which have been held for less than one year. It is understood that TCF will not swap residential mortgage loans for mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation without Citco's permission; or

         (g) except as otherwise permitted or required in this Agreement, grant any increase in compensation or benefits to the employees or officers of any TCB Company, except as required by Law or in accordance with past practices as described in Section 7.2(g) of the TCB Disclosure Memorandum; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any TCB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any TCB Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

         (h) enter into or amend any employment Contract between any TCB Company and any Person (unless such amendment is required by Law) that the TCB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (i) adopt any new employee benefit plan of any TCB Company or make any Material change in or to any existing employee benefit plans of any TCB Company other than any such change that is required by Law or as contemplated by this Agreement or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

         (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

         (k)  commence any Litigation other than as
necessary for the prudent operation of its business or settle any Litigation involving any Liability of any TCB Company for Material money damages or restrictions upon the operations of any TCB Company; or

         (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims; or

         (m)  sell any mortgage loans from their portfolio
(any loans which have been held for at least one year or construction loans one year after they have become permanent), and it is understood that TCF will not swap residential mortgage loans for mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation without Citco's permission; or

         (n) make any loan or other extension of credit, or grant any increase in an extension of credit, in the aggregate amount of $250,000 to any borrower or its Affiliates.

    7.3  Adverse Changes in Condition.  Each Party agrees to
         ----------------------------
give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which
(i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

    7.4  Reports.  Each Party and its Subsidiaries shall file
         -------
all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                       ARTICLE 8
                 ADDITIONAL AGREEMENTS
                 ---------------------

    8.1  Proxy Statement; Shareholder Approval.  As soon as
         -------------------------------------
reasonably practicable after execution of this Agreement, TCB shall prepare the Proxy Statement to be filed with the SEC. Citco shall furnish all information concerning it as TCB may reasonably request in connection with such action. TCB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting,
(i) TCB shall mail such Proxy Statement to its shareholders,
(ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of TCB shall recommend to its shareholders the approval of the matters submitted for approval (subject to compliance with the Board's fiduciary duties and the receipt from Trident Securities, a Division of McDonald Investments Inc., of a letter dated not more than three days prior to the date of the mailing of the Proxy Statement confirming the opinion given to the Board prior to execution of this Agreement to the effect that the consideration to be received in the Merger by the holders of TCB Common Stock is fair, from a financial point of view, to such holders), and (iv) the Board of Directors and officers of TCB shall use their reasonable efforts to obtain such shareholders' approval. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by TCB of information that is required to be disclosed in the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

    8.2  Applications.  Citco shall promptly prepare and
         ------------
file, and TCB and TCF shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Citco shall permit TCB and its counsel to review (and approve with respect to information relating to TCB) such applications prior to filing same.

    8.3  Filings with State Offices.  Upon the terms and
         --------------------------
subject to the conditions of this Agreement, Citco shall execute and file the Tennessee Certificate of Merger with the Secretary of State of the State of Tennessee and the Tennessee Articles of Merger with the Secretary of State of the State of Tennessee in connection with the Closing. Citizens Bank shall execute and file similar documents as required for its merger with TCF.

    8.4  Agreement as to Efforts to Consummate.  Subject to
         -------------------------------------
the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

    8.5  Investigation and Confidentiality.
         ---------------------------------

         (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger.
Each Party shall permit the other Party to make or cause to be made such investigation of its business and properties and of its respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

         (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.5 If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this

Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

    8.6  State Takeover Laws.  Each TCB Company shall take
         -------------------
all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

    8.7  Press Releases.  Prior to the Effective Time, Citco
         --------------
and TCB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

    8.8  Charter Provisions.  Each TCB Company shall take all
         ------------------
necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Charter, Bylaws, or other governing instruments of any TCB Company or restrict or impair the ability of Citco or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any TCB Company that may be directly or indirectly acquired or controlled by it.

    8.9  Employee Benefits and Contracts.  Following the
         -------------------------------
Effective Time, Citco shall provide generally to officers and employees of the TCB Companies, who at or after the Effective Time become employees of a Citco Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Citco Common Stock except as set forth in this Section 8.9), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Citco Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of the TCB Companies shall be treated as service under Citco's qualified defined benefit plans, (ii) service under any qualified defined contribution plans of the TCB Companies shall be treated as service under Citco's qualified defined contribution plans, and (iii) service under any other employee benefit plans of the TCB Companies shall be treated as service under any similar employee benefit plans maintained by Citco. Except as otherwise described in this Agreement, Citco also shall honor and cause each of its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.9 of the TCB Disclosure Memorandum to Citco between any TCB Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the TCB Benefit Plans. Subject to the provisions of Section 9.2(f), Citco and Citizens Bank expressly acknowledge that as a result of the transaction contemplated by this Agreement, Thad R. Bowers, Judith O. Bowers, and Joyce S. Rouse will become entitled to the payments provided for under their respective employment and severance agreements upon their termination in connection with a change in control. TCB and TCF shall use their reasonable best efforts to obtain the consents of Mr. Bowers, Ms. Bowers, and Ms. Rouse to the termination of their respective employment and severance agreements as of the Effective Time and shall pay Mr. Bowers, Ms. Bowers, and Ms. Rouse the amounts to which they would be entitled under such agreements upon their termination in connection with a change in control.

    8.10 Indemnification and Insurance.
         -----------------------------

         (a)  Subject to the conditions set forth in
paragraph (b) below, for a period of six (6) years after the Effective Time, Citco and Citizens Bank shall indemnify, defend, and hold harmless each officer and director of a TCB Company entitled to indemnification from a TCB Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted, but as may be limited, by Tennessee Law, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, however, that all rights to indemnification in respect of any claim asserted or made against an Indemnified Party within such six
(6) year period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval by TCB is required to effectuate any indemnification, Citco shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Citco and the Indemnified Party.

         (b)  Any Indemnified Party wishing to claim
indemnification under paragraph (a) above, upon learning of any such Liability or Litigation, shall promptly notify Citco thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Citco shall have the right to assume the defense thereof and Citco shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (employing counsel reasonably satisfactory to the Indemnified Parties), except that if Citco elects not to assume such defense or counsel for the

Indemnified Parties advises in writing that there are Material substantive issues which raise conflicts of interest between Citco and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Citco shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Citco shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless counsel for any Indemnified Party advises in writing that there are Material substantive issues which raise conflicts of interest between the Indemnified Parties, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Citco shall not be liable for any settlement effected without its prior written consent; and provided further that Citco shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

         (c) If Citco or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Citco shall assume the obligations set forth in this Section 8.10.

         (d)  The provisions of this Section 8.10 are
intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

         (e) At the Effective Time, Citco shall provide directors and officers insurance coverage for TCB's directors and officers by purchasing continuation coverage under TCB's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts and terms no less favorable to the persons currently covered by TCB's existing policy) covering persons who are currently covered by such insurance on a prior acts basis for a period of six years after the Effective Time and as long as the one-time premium for such policy does not exceed $15,000 and such insurance can reasonably be obtained.

    8.11 Certain Modifications.  Citco and TCB shall consult
         ---------------------
with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and the TCB Companies shall make such modifications or changes to their policies and practices, if any, immediately prior to the Effective Time, as may be mutually agreed upon provided such modifications or changes are in accordance with GAAP and all applicable Laws. Citco and TCB also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP and all applicable Laws as may be mutually agreed upon by the Parties. In no event, however, shall TCB or TCF be obligated to take any such actions unless and until it shall have received from Citco written confirmation that all conditions precedent to Citco's obligation to close shall have been satisfied or waived. Neither Party's representations, warranties, and covenants contained in this

Agreement shall be deemed to be inaccurate or breached in any respect or deemed to have a Material Adverse Effect on TCB as a consequence of any modifications or charges undertaken solely on account of this Section 8.11.

    8.12 Termination of Plans.
         --------------------

         (a) Prior to the Effective Time, TCF shall give written notice to the Financial Institutions Retirement Fund ("FIRF") of its withdrawal from participation in FIRF effective as of the earliest practicable date after the Effective Time. TCB and/or TCF shall accrue and pay all contributions due and payable to FIRF, including all contributions payable because of withdrawal from TCF's participation in FIRF. Within sixty (60) days after the execution of this Agreement, Citco and TCB will use their reasonable best efforts to determine the costs associated with withdrawing from participation in FIRF. To the extent it is determined that such costs and any similar costs associated with the previous termination of the MRP Plan will be in excess of the anticipated annual funding cost of $75,000, an adjustment will be made to decrease the Exchange Price so that the aggregate amount payable by Citco to holders of TCB Common Stock and options to acquire TCB Common Stock pursuant to
Section 3.1 of this Agreement will be reduced by the amount by which such costs exceed $75,000.

         (b) With respect to the TCB 401(k) plan, TCB will cooperate with Citco prior to the Effective Time to prepare for either the termination of such plan or the merger of such plan into a similar plan offered by Citco to its employees.

         (c) With respect to the maximum of $375,000 in SERP Liability outstanding as of the Effective Time, Citco or the Citco Companies shall pay such Liability within ten days after the Effective Time. To the extent any additional SERP Liability is determined by Citco to be due and payable, an adjustment will be made to decrease the Exchange Price so that the aggregate amount payable by Citco to holders of TCB Common Stock and options to acquire TCB Common Stock pursuant to
Section 3.1 of this Agreement will be reduced by the amount by which such costs exceed $375,000.

    8.13 ESOP.  As soon as practicable after the execution of
         ----
this Agreement, Citco and TCB will use their reasonable best efforts to take such actions as may be necessary or advisable to terminate the TCB Employee Stock Ownership Plan ("ESOP") at the Effective Time. Between the date hereof and the Effective Time, the existing TCB ESOP indebtedness will be paid in accordance with the current debt repayment schedule, and TCB or TCF may make the contributions to the TCB ESOP as is allowable under applicable provisions of the Internal Revenue Code to fund such payments which must be approved by Citco. Any indebtedness of the TCB ESOP remaining as of the Effective Time shall be repaid from the related trust, in accordance with Section 17.3 of the TCB ESOP provided, however, that (i) any related sale or distribution of shares by the TCB ESOP shall be effected in accordance with the requirements of federal and any applicable state securities laws and regulations, and (ii) all distributions from the TCB ESOP after the Effective Time shall be in cash. Upon the repayment of the TCB ESOP loan, the remaining funds in the TCB ESOP suspense account will be allocated (to the extent permitted by Sections 401(a), 415, 4975, and other applicable provisions of the Internal Revenue Code) to TCB ESOP participants, as determined under the terms of the TCB ESOP. TCB and TCF are authorized to file as soon as possible a determination application with the Internal Revenue Service regarding the tax qualification of the TCB ESOP upon termination. TCB and Citco agree that, subject to the conditions described herein and the receipt of a favorable Internal Revenue Service determination letter as soon as practicable after the Effective Time and repayment of the TCB ESOP loan, participants in the TCB ESOP shall be entitled at their election to have the amounts in the TCB ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including Citco plans to the extent permitted by Citco) or individual retirement account. The actions relating to termination of the TCB ESOP will be adopted conditioned upon the consummation of the Merger. As of and following the Effective Time, Citco shall cause the TCB ESOP to be maintained for the exclusive benefit of employees and other persons who are participants or beneficiaries therein prior to the Effective Time and proceed with termination of the TCB ESOP through distribution of its assets in accordance with this
Section 8.14 and as otherwise may be required to comply with applicable law.

    8.14 Sole Agreement to Merge or Sell.  Except as required
         -------------------------------
by applicable law, rules, or regulations (including the fiduciary duties of the TCB and TCF directors under applicable law), no TCB Company has been, is, will become, or will be allowed to become, a party to any merger or business combination agreement, letter of intent, agreement of sale, or other agreement obligating any TCB Company to sell or authorize the sale or transfer of any capital stock , or to allow any TCB Company to merge or consolidate with, or to be acquired in any other manner by, any entity or person other than Citco. Until such time, if any, as this Agreement is terminated pursuant to
Section 10, except as required by applicable law, rules, or regulations (including the fiduciary duties of the TCB and TCF directors under applicable law), the TCB Companies will not, and will cause each of their representatives or agents not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Citco) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of any TCB Company, or any of the capital stock of any TCB Company, or any merger, consolidation, business combination, or similar transaction involving any TCB Company.

                       ARTICLE 9
   CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
   -------------------------------------------------

    9.1  Conditions to Obligations of Each Party.  The
         ---------------------------------------
respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to
Section 11.6 of this Agreement:

         (a)  Shareholder Approval.  The shareholders of TCB
              --------------------
shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

         (b)  Regulatory Approvals.  All Consents of,
              --------------------
filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Citco would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

         (c)  Consents and Approvals.  Each Party shall have
              ----------------------
obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Citco would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

         (d)  Legal Proceedings.  No court or governmental
              -----------------
or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

         (e)  Proxy Statement.  The Proxy Statement shall be
              ---------------
effective under the 1934 Act, no stop orders suspending the effectiveness of the Proxy Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

         (f)  Fairness Opinion.  Trident Securities, a
              ----------------
Division of McDonald Investments Inc., shall have issued at the time described in Section 8.1 an opinion to TCB as to the fairness, from a financial point of view, of the Merger.

    9.2  Conditions to Obligations of Citco and Citizens Bank.
         ----------------------------------------------------
The obligations of Citco and Citizens Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Citco and Citizens
Bank pursuant to Section 11.6(a) of this Agreement:

         (a)  Representations and Warranties.  For purposes
              ------------------------------
of this Section 9.2(a), the accuracy of the representations and warranties of TCB and TCF set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of TCB and TCF set forth in this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount).

         (b)  Performance of Agreements and Covenants.  Each
              ---------------------------------------
and all of the agreements and covenants of TCB and TCF to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

         (c)  Certificates.  TCB shall have delivered to
              ------------
Citco (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in
Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by TCB's and TCF's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Citco and its counsel shall request.

         (d)  Claims Letters.  Each of the directors and
              --------------
executive officers of TCB and TCF shall have executed and delivered to Citco, letters in substantially the form of Exhibit
2.

         (e)  Legal Opinion.  Citco shall have received a
              -------------
written opinion, dated as of the Effective Time, of counsel to TCB, in substantially the form of Exhibit 3.

        (f)  Amendment to Severance Agreements.  Citco shall
             ---------------------------------
have entered into written agreements in the form attached as
Exhibit 8 with base compensation terms similar to those currently in effect with Michael H. Phipps, John M. Wolford, and Robert C. Glover. Immediately prior to the Effective Time, Thad Bowers, Judith O. Bowers, and Joyce S. Rouse will terminate their employment, and any outstanding employment or severance agreements, with the TCB Companies with the maximum severance, golden parachute, or other payments (excluding payments which may be due such persons under the SERP, but only to the extent necessary to keep all such payments below the definition of the "golden parachute" under the IRC, or upon the conversion of shares of TCB Common Stock to Article 3 of this Agreement) payable to such employees in the amounts of $564,712, $97,241, and $122,159, respectively, for a total severance, golden parachute, or other payment of no more than $784,112 (provided that the Effective Time shall have occurred prior to December 31, 2000).

         (g)  Contractor Letter.  Citco shall have received
              -----------------
a written confirmation, in a form acceptable to Citco, from the contractor for TCF's Virginia branch that all Liabilities to the contractor and all subcontractors have been satisfied in full and no liens or encumbrances have been placed on the branch property.

         (h)  Stock Option Agreement.  Citco and TCB shall
              ----------------------
have entered into the Stock Option Agreement, in the form attached as Exhibit 7, within 24 hours after the execution of this Agreement.

    9.3  Conditions to Obligations of TCB and TCF.  The
         ----------------------------------------
obligations of TCB and TCF to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by TCB and TCF pursuant to
Section 11.6(b) of this Agreement:

         (a)  Representations and Warranties.  For purposes
              ------------------------------
of this Section 9.3(a), the accuracy of the representations and warranties of Citco and Citizens Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Citco and Citizens Bank set forth in this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount).

         (b)  Performance of Agreements and Covenants.  Each
              ---------------------------------------
and all of the agreements and covenants of Citco and Citizens Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

         (c)  Certificates.  Citco shall have delivered to
              ------------
TCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in
Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Citco's and Citizens Bank's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as TCB and its counsel shall request.

         (d)  Legal Opinion.  TCB shall have received a
              -------------
written opinion, dated as of the Effective Time, of counsel to Citco, in substantially the form of Exhibit 4.

         (e)  Exchange Agent Certificate.  The Exchange
              --------------------------
Agent shall have delivered to TCF a certificate dated as of the Effective Time certifying to its receipt of sufficient cash to pay for the aggregate Exchange Price.

                      ARTICLE 10
                      TERMINATION
                      -----------

    10.1 Termination.  Notwithstanding any other provision of
         -----------
this Agreement, and notwithstanding the approval of this Agreement by the shareholders of TCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual consent of the Board of Directors of Citco and the Board of Directors of TCB each so determined by majority vote of the respective Boards; or

         (b)  By the Board of Directors of any Party
(provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of TCB and TCF and Section 9.3(a) of this Agreement in the case of Citco and Citizens Bank or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of TCB and TCF and Section 9.3(a) of this Agreement in the case of Citco and Citizens Bank; or

         (c)  By the Board of Directors of any Party
(provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of TCB and TCF and Section 9.3(a) in the case of Citco and Citizens Bank) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

         (d) By the Board of Directors of any Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of TCB fail to vote their approval of the matters submitted for the approval by such shareholders at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

         (e) By the Board of Directors of any Party in the event that the Merger shall not have been consummated by December 31, 2000, or such later date, as may be necessary to finalize any required regulatory approvals or waiting periods, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

         (f)  By the Board of Directors of any Party
(provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of TCB and TCF and Section 9.3(a) of this Agreement in the case of Citco and Citizens Bank or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

    10.2 Effect of Termination.  In the event of the
         ---------------------
termination and abandonment of this Agreement pursuant to
Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.2 and Article 11 and Section 8.5(b) of this

Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

    10.3 Non-Survival of Representations and Covenants.  The
         ---------------------------------------------
respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 of this Agreement.

                      ARTICLE 11
                     MISCELLANEOUS
                     -------------

    11.1 Definitions.
         -----------

         (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

         "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "BHC ACT" shall mean the federal Bank Holding
Company Act of 1956, as amended.

         "CITCO COMPANIES" shall mean, collectively, Citco and all Citco Subsidiaries.

         "CITCO SUBSIDIARIES" shall mean the Subsidiaries of Citco and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Citco in the future and owned by Citco at the Effective Time.

         "CONFIDENTIALITY AGREEMENT" shall mean that certain
Confidentiality Agreement, entered into prior to the date of this Agreement, between TCB and Citco.

         "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

         "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

         "EXHIBITS" 1 through C-2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "INTERNAL REVENUE CODE" shall mean the Internal
Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "KNOWLEDGE" as used with respect to a Person
(including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, or chief financial officer of such Person.

         "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than
(i) Liens for property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business; (iii) such standard exceptions to title as are pre-printed in Schedule B to the ALTA Form B title commitment;(iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (v) Liens which have been disclosed in either the Citco Disclosure Memorandum or the TCB Disclosure Memorandum.

         "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties; and (e) changes in economic conditions generally affecting financial institutions.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "1933 ACT" shall mean the Securities Act of 1933, as amended.

         "1934 ACT" shall mean the Securities Exchange Act of
1934, as amended.

         "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "PARTY" shall mean either TCB, TCF, Citizens Bank, or Citco, and "PARTIES" shall mean TCB, TCF, Citizens Bank, and
Citco.

         "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any

Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "PROXY STATEMENT" shall mean the proxy statement used by TCB to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

         "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

         "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "SECURITIES LAWS" shall mean the 1933 Act, the 1934
Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture
Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of TCB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "SURVIVING CORPORATION" shall mean Citco with respect to the merger of Citco and TCB and Citizens Bank with respect to the merger of Citizens Bank and TCF.

         "TAX" or "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

         "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

         "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

         "TBCA" shall mean the Tennessee Business Corporation
Act as amended.

         "TBL" shall mean the Tennessee Banking Law as amended.

         "TCB COMMON STOCK" shall mean the $1.00 par value common stock of TCB.

         "TCB COMPANIES" shall mean, collectively, TCB and all TCB Subsidiaries.

         "TCB DISCLOSURE MEMORANDUM" shall mean the written information entitled "TCB Disclosure Memorandum" delivered prior to the execution of this Agreement to Citco describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

         "TCB FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of TCB as of March 31, 2000, and as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity, and cash flows

(including related notes and schedules, if any) for the three months ended March 31, 2000, and for each of the three years ended December 31, 1999, 1998, and 1997, included in the TCB Disclosure Memorandum, and (ii) the consolidated statements of condition of TCB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to March 31, 2000.

         "TCB SUBSIDIARIES" shall mean the Subsidiaries of TCB, which shall include the TCB Subsidiaries described in
Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of TCB in the future and owned by TCB at the Effective Time.

         "TCF COMMON STOCK" shall mean the $1.00 par value
Common Stock of TCF.

         "TENNESSEE ARTICLES OF MERGER" shall mean collectively the Articles of Merger to be executed by Citco and TCB as well as the Articles of Merger to be executed by Citizens
Bank and TCB and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by
Section 1.1 of this Agreement.

         (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

     Closing. . . . . . . . . . . . . .    Section 1.2
     Effective Time . . . . . . . . . .    Section 1.3
     Exchange Agent . . . . . . . . . .    Section 4.1
     Exchange Price . . . . . . . . . .    Section 3.1(c)
     Indemnified Party. . . . . . . . .    Section 8.10
     Merger . . . . . . . . . . . . . .    Section 1.1
     TCB Benefit Plans. . . . . . . . .    Section 5.13(a)
     TCB Contracts. . . . . . . . . . .    Section 5.14
     TCB ERISA Affiliate. . . . . . . .    Section 5.13(e)
     TCB ERISA Plan . . . . . . . . . .    Section 5.13(a)
     TCB Pension Plan . . . . . . . . .    Section 5.13(a)
     TCB SEC Reports. . . . . . . . . .    Section 5.5(a)
     Takeover Laws. . . . . . . . . . .    Section 5.19

         (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

    11.2 Expenses.
         --------

         (a)  Except as otherwise provided in this
Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

         (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

    11.3 Brokers and Finders.  Except for Trident Securities
         -------------------
as to TCB and Baxter, Fentress and Company as to Citco, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by TCB , TCF, Citco, or Citizens Bank, each of the Parties, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

    11.4 Entire Agreement.  Except as otherwise expressly
         ----------------
provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

    11.5 Amendments.  To the extent permitted by Law, this
         ----------
Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of TCB Common Stock, there shall be no amendment decreasing the Exchange Price or changing the form of consideration without the further approval of such holders.

    11.6 Waivers.
         -------

         (a) Prior to or at the Effective Time, Citco, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by TCB or TCF, to waive or extend the time for the compliance or fulfillment by TCB or TCF of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Citco and Citizens Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Citco except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

         (b) Prior to or at the Effective Time, TCB, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Citco or Citizens Bank, to waive or extend the time for the compliance or fulfillment by Citco or Citizens Bank of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TCB and TCF under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TCB except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

    11.7 Assignment.  Except as expressly contemplated
         ----------
hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

    11.8 Notices.  All notices or other communications which
         -------
are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

              TCB or TCF:    Twin City Bancorp, Inc.
                             310 State Street
                             Bristol, Tennessee  37620
                             Telecopy Number:  (423) 989-4449
                             Attention: Thad R. Bowers
                                        President

          Copy to Counsel:  Stradley Ronon Housley Kantarian
                               & Bronstein, LLP
                            1220 19th Street, N.W., Suite 700
                            Telecopy Number:  (202) 822-0140
                            Attention: James C. Stewart, Esq.

   Citco or Citizens Bank:  Citco Community Bancshares, Inc.
                            300 Broad Street
                            Elizabethton, Tennessee 37643
                            Telecopy Number:  (423) 542-1606
                            Attention: Joe LaPorte, III
                                       Chairman of the Board

         Copy to Counsel:   Baker, Donelson, Bearman & Caldwell
                            A Professional Corporation
                            511 Union Street, Suite 1700
                            Nashville, Tennessee  37219
                            Telecopy Number:  (615) 744-5718
                            Attention: Steven J. Eisen, Esq.

    11.9 Governing Law.  This Agreement shall be governed by
         -------------
and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws, except to the extent that federal Laws relate to the consummation of the Merger.

    11.10 Counterparts.  This Agreement may be executed in two
          ------------
or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    11.11 Captions.  The captions contained in this Agreement
          --------
are for reference purposes only and are not part of this Agreement.

    11.12 Interpretations.  Neither this Agreement nor any
          ---------------
uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

    11.13 Enforcement of Agreement.  The Parties hereto agree
          ------------------------
that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    11.14  Severability.  Any term or provision of this
           ------------
Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and attested by officers thereunto as of the day and year first above written.


ATTEST:                         TWIN CITY BANCORP, INC.


By:/s/ John M. Wolford          By: /s/ Thad R. Bowers
   ----------------------           -------------------------
   Senior Vice President            Thad R. Bowers, President

ATTEST:                         TWIN CITY FEDERAL SAVINGS BANK


By:/s/ John M. Wolford          By: /s/ Thad R. Bowers
   ----------------------           -------------------------
   Senior Vice President              Thad R. Bowers
                                Title:President

ATTEST:                         CITCO COMMUNITY BANCSHARES, INC.

By:/s/ Sam LaPorte               By: /s/ Joe LaPorte, III
   ----------------------            -------------------------
    Secretary                        Joe LaPorte, III
                                     Chairman of the Board

ATTEST:                         CITIZENS BANK


By:/s/ Richard Tetrick           By: /s/ Joe LaPorte, III
   ----------------------            -------------------------
    Secretary                        Joe LaPorte, III
                                     Chairman of the Board

                   LIST OF EXHIBITS
                   ----------------


EXHIBIT NUMBER     DESCRIPTION
--------------     -----------

  1.               Form of Support Agreement.(Section 1.4 and
                   5.21).

  2.               Form of Claims Letter.  (Section 9.2(d)).

  3.               Opinion of TCB Counsel (Section 9.2(e)).

  4.               Opinion of Citco Counsel (Section 9.3(d)).

  5.               Articles of Merger with Plan of Merger
                   (Section 1.3).

  6.               Reserved.

  7.               Stock Option Agreement (Section 9.2(h)).

  8.               Employment Agreements (Section 9.2(f)).


 CONFIDENTIAL
EXHIBIT NUMBER     DESCRIPTION
--------------     -----------

  C-1.             TCB's Disclosure Memorandum

                       EXHIBIT 1

                   SUPPORT AGREEMENT

    THIS SUPPORT AGREEMENT ("Agreement") is made and entered into as of the ____ day of July, 2000, by and between the undersigned, _______________________, a resident of __________, __________________, and Citco Community Bancshares,
Inc., a corporation organized and existing under the laws of the State of Tennessee ("Citco").

    Citco, its subsidiary Citizens Bank, Twin City
Bancorp, Inc. a corporation organized and existing under the laws of the State of Tennessee ("TCB") and its subsidiary Twin City Federal Savings Bank ("TCF"), have entered into an Agreement and Plan of Merger, dated as of July___, 2000 (the "Merger Agreement"). The Merger Agreement generally provides for the merger of TCB into Citco and the merger of TCF into Citizens Bank (collectively, the "Merger"), and the conversion of the issued and outstanding shares, and options to purchase shares, of the $1.00 par value common stock of TCB ("TCB Common Stock") into cash. The Merger Agreement is subject to the approval of the shareholders of TCB and TCF as and to the extent required by law or by the provisions of any governing instruments and to the receipt of certain regulatory approvals, and the satisfaction of other conditions.

    The undersigned is a member of the Board of Directors of TCB or TCF and/or is the owner of _________ shares of TCB Common Stock (the "Shares"). In order to induce Citco to enter into the Merger Agreement, the undersigned is entering into this Agreement with Citco to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of TCB with respect to the Shares until consummation of the Merger.

    NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

    1. Without the prior written consent of Citco, which consent shall not be unreasonably withheld, the undersigned shall not transfer, sell, assign, convey, or encumber (except for such encumbrances that are made with recourse) any of the Shares during the term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, or (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, and 3 of this Agreement as fully as the undersigned, (iii) by a bona fide gift to a family member, or (iv) to Citco pursuant to the terms of the Merger Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein. Also, it is not the intent of the undersigned prior to the Effective Time of the Merger to exercise any options to purchase Shares currently issued to the undersigned except in the case of such options which might expire prior to the Effective Time.


                             1-1

    2. The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger at any meeting of shareholders of TCB called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent, or other approval with respect to the Merger Agreement or the Merger is sought. Except as required by applicable law, rules, or regulations (including the fiduciary duties of the TCB and TCF directors under applicable law), the undersigned will vote as a director, if applicable, to recommend the approval by the shareholders at any meeting of shareholders of TCB called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent, or other approval with respect to the Merger Agreement or the Merger is sought. Finally, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares, or options to purchase Shares, over which the undersigned has dispositive authority to Citco upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

    3.   Except as otherwise provided in this
Agreement, at any meeting of shareholders of TCB or at any adjournment thereof or any other circumstances upon which their vote, consent, or other approval is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by TCB or TCF or (ii) any amendment of TCB's or TCF's Charter or Bylaws or other proposal or transaction involving TCB or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.

    4. The undersigned covenants and agrees with Citco that for a period of eighteen (18) months after the effective time of the Merger, the undersigned shall not, without the prior written consent of Citco, directly or indirectly serve as a consultant to, serve as a management official of, or be or become a major shareholder of any financial institution [Bowers
Insert: in operation three years or less] having an office in any county in the State of Tennessee or Commonwealth of Virginia in which TCB or any of its subsidiaries maintains an office as of the date of this Agreement. It is expressly understood that the covenants contained in this paragraph 4 do not apply to
(i) "management official" positions which the undersigned holds with financial institutions other than TCB or any of its subsidiaries as of the date of this Agreement, (ii) securities holdings which cause the undersigned to be deemed a major shareholder of a financial institution other than TCB as of the date of this Agreement, or (iii) advisory relationships with a financial institution which the undersigned has as of the date of this Agreement or may have after the date hereof solely in the capacity as legal counsel, accountants or investment advisor. For the purposes of the covenants contained in this paragraph 4, the following terms shall have the following respective meanings:
                             1-2

            (a) The term "management official" shall refer to service of any type which gives the undersigned the authority to participate, directly or indirectly, in policy-making functions of the financial institution. This includes, but is not limited to, service as an organizer, officer, director, or advisory director of the financial institution. It is expressly understood that the undersigned may be deemed a management official of the financial institution whether or not the undersigned holds any official, elected, or appointed position with such financial institution.

            (b) The term "financial institution" shall refer to any bank, bank holding company, savings and loan association, savings and loan holding company, or any other similar financial institution which engages in the business of accepting deposits or making loans or which owns or controls a company which engages in the business of accepting deposits or making loans. It is expressly understood that the term financial institution shall include any financial institution as defined herein that after the date of this Agreement makes application to an appropriate federal or state regulatory authority for approval to organize.

            (c) The term "major shareholder" shall refer to the beneficial ownership of 10% or more of any class of voting securities of such company or the ownership of 10% or more of the total equity interest in such company, however denominated.

          5. The undersigned acknowledges and agrees that Citco could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Citco, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in Tennessee.

          6. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          7. Except with respect to the covenants contained in paragraph 4 of this Agreement, which shall be governed by the terms set forth therein and shall be effective only upon consummation of the Merger, the covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) December 31, 2000, or such date to which
                             1-3
the Merger Agreement is extended; or (ii) the date on which the Merger Agreement is terminated under Section 10.1 thereof.

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

As to the undersigned,
signed in the presence of:


__________________________    ________________________________

                              Name:___________________________
                                      (Please print or type)



                              CITCO COMMUNITY BANCSHARES, INC.



                              By:____________________________


                              Title:_________________________


                             1-4

                       EXHIBIT 2

                     CLAIMS LETTER


                    ____ ____ ____, 2000


Citco Community Bancshares, Inc.
300 Broad Street
Elizabethton, Tennessee 37644


                                   Re:  Twin City Bancorp, Inc.
                                        ----------------------

Ladies and Gentlemen:

     This letter is delivered pursuant to Section 9.2(d) of the Agreement and Plan of Merger, dated as of July ___, 2000, by and between Citco Community Bancshares, Inc. ("Citco"), Citizens Bank, Twin City Bancorp, Inc. ("TCB"), and Twin City Federal Savings Bank ("TCF").

     In my capacity as an officer or a director of TCB or TCF, as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim, for indemnification under TCB's or TCF's Charter or Bylaws as existing on _____ ___, 2000, or as may be afforded by the laws of Tennessee.

                    Sincerely,





                   ____________________________________________
                   Signature of Officer or Director



                   ____________________________________________
                   Name of Officer or Director   (Please Print)

                             2-1
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
                       EXHIBIT 3

                OPINION OF TCB COUNSEL

Citco Community Bancshares, Inc.
300 Broad Street
Elizabethton, TN 37644


  Re:       Agreement and Plan of Merger
Gentlemen:

  We have acted as special counsel to Twin City Bancorp, Inc. (the "Company"), a Tennessee corporation, and Twin City Federal Savings Bank (the "Bank"), a federally chartered stock savings bank, in connection with the negotiation, execution and consummation of the Agreement and Plan of Merger dated as of June ___, 2000 (the "Agreement"), by and between the Company, the Bank, Citco Community Bancshares, Inc. and Citizens Bank. The term "Agreement" as used herein shall refer only to the contractual agreement itself, exclusive of any exhibits or schedules attached thereto, and shall not include any other documents, contracts or matters referred to or described in the Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. While this firm represents the Company and the Bank in connection with specific legal matters as to which we are consulted by them, we do not provide legal services to the Company and the Bank in connection with the day-to-day operations of their business or routine legal proceedings related thereto. We are rendering this opinion pursuant to
Section 9.2(e) of the Agreement.

  In our capacity as special counsel, we have been requested by the Company to render the opinions set forth in this letter, and in connection therewith, we have reviewed the following documents: (i) an executed original of the Agreement; (ii) the Company's Charter, certified as true and correct by the Secretary of State of the State of Tennessee as of _________, 2000, and bylaws, certified as true and correct by the Company's Secretary; (iii) the Bank's Charter, certified as true and correct by the Office of Thrift Supervision of the U.S. Department of the Treasury ("OTS") as of _______, 2000 and bylaws, certified as true and correct by the Bank's Secretary;
(iv) incumbency certificates signed by certain officers of the Company and the Bank; (v) resolutions of the Boards of Directors and shareholders of the Company and the Bank, authorizing certain actions taken in connection with the transactions contemplated by the Agreement, certified as true and correct by the Secretaries of the Company and the Bank, respectively; (vi) a good standing certificate issued by the Secretary of State of the State of Tennessee with respect to the Company on ___________, 2000; (vii) a certificate of existence issued by the OTS with respect to the Bank on ___________, 2000; (viii) the application/notice filed by Citco on _________, 2000 with the Board of Governors of the Federal Reserve System
("FRB") with respect to its acquisition of the Company; (ix) the order of the FRB, dated _______, 2000, approving such application; (x) the application filed by Citco with

                             3-1
the Tennessee Department of Financial Institutions on ________, 2000 with respect to its acquisition of the Company; (xi) the order issued by the Tennessee Commissioner of Financial Institutions on ______, 2000 approving such application; (xii) the proxy statement ("Proxy Statement")for the Special Meeting of the Company's Shareholders held _________, 2000("the
Special Meeting"); (xiii) an affidavit from Registrar and Transfer Company as to the mailing of the Proxy Statement; (xiv) the Certificate and Report of the Inspector of Election for the Special Meeting; (xv) Articles of Merger as proposed to be filed with the Secretary of State of the State of Tennessee; (xvi) the Plan of Merger; and (xvii) certificates of the Presidents of the Company and the Bank dated the date hereof ("Officers' Certificates"). Other than our review of the documents described in clauses (i) through (xvii) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination.

  We have relied, without independent investigation, upon the certifications of governmental officials and private organizations having access to and regularly reporting on government files and records, including certificates and articles of incorporation, charters and certificates as to good standing. In addition, as to certain matters, we have relied without independent investigation, upon certain oral representations of officers of the Company and the Bank, upon the Officers' Certificates and upon the representations and warranties of the Company and the Bank contained in the Agreement, in each case, for the truth, accuracy and completeness of the matters contained therein.

  We express no opinion as to the remedies conferred upon you by the Agreement and other agreements referred to therein or the remedy which any court, other government body, agency or
arbitrator may grant, impose or render.   With your consent,
this letter is governed by, and shall be interpreted in accordance with the assumptions, qualifications, exceptions, definitions, limitations on coverage and other limitations provided for and specified in Sections 4, 6-A, 6-B, 7, 9, 11 through 14, 18 and 19 (other than subsection (e) but only as to paragraph (4) below) of the Legal Opinion Accord (the
"Accord") of the American Bar Association's Section of Business Law (1991), included in the Third Party Legal Opinion Report, 47 Bus. Law 167 (1991) and we expressly incorporate the provisions of such Sections herein by reference. Each of the opinions expressed herein is subject to the General Qualifications as defined in the Accord.

  The law covered by the opinions expressed herein is limited to the Home Owners' Loan Act ("HOLA") and OTS regulations thereunder and the law of the State of Tennessee. With respect to all matters of Tennessee law, we have with your permission relied exclusively on the opinion of Massengill, Caldwell & Hyder, P.C. delivered herewith.

  Based upon, and subject to, the foregoing, we are of the opinion, as of the date hereof, that:

                             3-2

(1) The Company is a corporation organized, validly existing and, as of the date set forth on the good standing certificate issued with respect to the Company, in good standing under the Tennessee Business Corporation Act, and has corporate power to perform its obligations under the Agreement.

(2) The Bank is a federal savings bank, organized and validly existing under the HOLA and has the corporate power to own or lease its properties and assets and to carry on its business as described in the Proxy Statement.

(3) The execution, delivery and performance of the Agreement by the Company have been duly and validly approved by all requisite corporate action on the part of the Company.

(4) To our actual knowledge, no consent or approval, which has not already been obtained, from any federal or Tennessee regulatory authority is required for execution and delivery by the Company and Bank of the Agreement and the consummation of the Merger.

(5) The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.

  The foregoing is rendered solely for your benefit in connection with the above-described transactions. You may not, without our prior express written approval, deliver copies of this letter or extracts therefrom to any other person, and no one other than you is entitled to rely on the foregoing.

                 STRADLEY, RONON, STEVENS & YOUNG, LLP


                 By:___________________________________
                    James C. Stewart, A Partner

                             3-3

                       EXHIBIT 4

               OPINION OF CITCO COUNSEL

  We have acted as legal counsel to Citco Community
Bancshares, Inc. (collectively with Citizens Bank, the "Company") in connection with the Agreement and Plan of Merger (the "Agreement") entered into on _________, 2000, between the Company, Twin City Federal Savings Bank ("TCF") and Twin City Bancorp, Inc. ( together with TCF, the "Other Company"). This is the opinion contemplated by Section 9.3(d) of the Agreement.
All capitalized terms used in the opinion without definition have the respective meanings given to them in this Agreement or the Accord referred to below.

  This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

  By your acceptance and use of this letter, you agree that none of its contents will be quoted, paraphrased, or otherwise disclosed, either tangibly, verbally, or otherwise, to any other person or entity, or used for any other purpose except to the extent provided in the Accord, without the explicit prior written consent of a partner of this Firm.

  To render this Opinion, we have made the investigation described below. We have not independently verified information obtained from third persons, except as set forth below. As to matters of fact, we have made inquiry as stated herein, and have relied solely upon:

       (a)  our Actual Knowledge;

       (b) the information obtained from public officials and public records that is set forth below; and

       (c) representations contained in the Agreement and the representations of responsible officers of the Company contained in the certificates identified below.

  In the course of our representation of the Company, nothing has come to our attention which would lead us to believe that any of the factual matters upon which this Opinion is premised are inaccurate in any material respect.

                             4-1

  In so acting, and with your permission, we have based our Opinion upon a review of the following documents, and such other documents as we deemed necessary or advisable as a basis for the opinion expressed:

  A.   The Agreement and all exhibits thereto.

  B. Copies of the Charter and Bylaws of Company and its subsidiaries certified to us by the Tennessee Secretary of State, OTS, and/or representatives of Company to be true and correct copies of such Charter and Bylaws.

  C. Minutes of the Board of Directors and shareholders of Company approving the Agreement and certified to us by representatives of Company to be true, correct and complete.

  D. Certificate of Existence of Company and its subsidiaries issued by the Secretary of State of Tennessee, dated __________, 2000, and OTS dated ____________, 2000.

  E. The Officers' Certificate of Company dated as of this date.

  In addition to the General Qualifications of the Accord, the Opinions rendered herein are, with your consent, subject to the following assumptions, limitations, qualifications and exceptions:

  (1) The Opinions and other representations contained herein are limited to the effects of the presently existing Laws and the constitutional laws of the State of Tennessee and its subordinate counties and municipalities, and of the United States of America. Otherwise, with respect to any matter addressed herein which may be governed by, other than Tennessee or federal Law, we assume, but disclaim any Opinion, that such other law is sufficiently similar such that its application would produce the same conclusion as may be set forth herein.

  (2)  We express no Opinion as to the Company's Financial
Statements, and no inference should be drawn that we have expressed any Opinion on matters relating to the ability of the Company to perform its obligations with respect to the Financial
Statements under the transactions described herein.

  Under the laws of the United States of America and the State of Tennessee, all as presently in effect, it is our opinion, subject to the assumptions, limitations, qualifications and exceptions set forth herein, that:

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee with full corporate power and authority to carry on the business in which it is engaged as described as being carried on by it in the proxy statement used to solicit the approval by the shareholders of TCB of the transactions contemplated by the Agreement ("Proxy Statement").

                             4-2

(b) The execution and delivery of the Agreement and compliance with its terms, and consummation of the transactions contemplated thereby, do not and will not violate or contravene any provision of the Charter or Bylaws of the Company.

(c) In accordance with the laws of Tennessee, the Charter of the Company and the Bylaws of the Company and pursuant to resolutions duly adopted by its Board of Directors, the Agreement has been duly adopted and approved by the Board of Directors of the Company.

(d) All proceedings required by law or by provisions of the Agreement to be taken by the Company in connection with the due consummation of the transactions contemplated by the Agreement have been duly and validly taken.

(e) The Agreement has been duly and validly executed and delivered by the Company, and assuming valid authorization, execution and delivery by TCB, constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

  Our Opinions are as of the date hereof and are subject to future changes of law or fact. We expressly disclaim any duty to update our Opinions or to advise you as to the effect of future events or any change in facts upon which these Opinions are based.

                           Very truly yours,

















                             4-3
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                       EXHIBIT 5

                  ARTICLES OF MERGER
                OF DOMESTIC CORPORATION
         INTO CITCO COMMUNITY BANCSHARES, INC.

  Pursuant to the provisions of Section 48-21-107 of theTennessee Business Corporation Act (the "TBCA"), the undersigned corporations adopt the following Articles of Merger for the purpose of merging into a single corporation:

1. The name and state of incorporation of each of the constituent corporations are:

       (a)  Twin City Bancorp, Inc., a Tennessee corporation;
            and

       (b) Citco Community Bancshares, Inc., a Tennessee corporation.

2. An Agreement and Plan of Merger and the attached Plan of Merger was approved by each of the undersigned corporations in the manner prescribed by the TBCA. The name of the surviving corporation is Citco Community Bancshares, Inc., and it will be governed by the laws of the State of Tennessee. The Charter of Citco Community Bancshares, Inc. shall be the Charter of the Surviving Corporation.

3. As to Citco Community Bancshares, Inc., the Plan was duly adopted at a meeting of the Board of Directors (since shareholder approval is not required under the TBCA) on _______________, 2000.

4. As to Twin City Bancorp, Inc., the Plan was duly adopted at a meeting of the shareholders of Common Stock on ___________________, 2000, where _________ undisputed votes were cast for the Agreement and Plan of Merger, such amount being sufficient for approval by that voting group. The only outstanding shares are 1,121,388 shares of Common Stock which represent a like number of votes to be cast.

5. The effective date of these Articles of Merger is _____________, 2000.

Dated: _______________, 2000


                             5-1

ATTEST:                         CITCO COMMUNITY BANCSHARES,
                                    INC.


__________________________      By: ___________________________
Secretary
                                Title:_________________________







ATTEST:                         TWIN CITY BANCORP, INC.



__________________________      By: ___________________________
Secretary
                                Title:_________________________



                             5-2

                    PLAN OF MERGER


  THIS PLAN OF MERGER (the "Plan") is made and entered into this _______ day of _____________, 2000, between Twin City
Bancorp, Inc., a Tennessee corporation ("TCB"), whose principal offices are at 310 State Street, Bristol, Tennessee 37620; and Citco Community Bancshares, Inc., a Tennessee corporation ("Citco"), whose principal offices are at 300 Broad Street, Elizabethton, Tennessee 37643. None of the names of the constituent corporations have changed.

                 W I T N E S S E T H:

  WHEREAS, TCB and Citco are parties to the Agreement and Plan of Merger dated ____________________, 2000 (the "Merger
Agreement"); and

  WHEREAS, the authorized capital stock of TCB consists of 8,000,000 shares of Common Stock ("TCB Common Stock"), $1.00 par value, of which 1,121,388 shares are issued and outstanding and 2,000,000 shares of preferred stock, $1.00 par value per share, none of which are issued or outstanding; and

  WHEREAS, the Board of Directors and shareholders of TCB on ________ 2000, and _________, 2000, respectively; and the Board of Directors of Citco on __________________, 2000, have approved that TCB be merged with and into Citco (the "Merger") and, by resolutions duly adopted, have approved and adopted this Plan.

  NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the Merger provided for herein, the mode of carrying the same into effect as hereinafter provided, and such other provisions relating to the Merger as the parties deem necessary or desirable, the parties hereto agree as follows:

                       ARTICLE I
                        MERGER

  Subject to the terms and conditions of this Plan and the Merger Agreement, at the Effective Time (as hereinafter defined), TCB shall be merged with and into Citco pursuant to the provisions of, and with the effect provided in, Section _________ of the Tennessee Business Corporation Act (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of TCB shall cease and Citco, as the surviving entity, shall continue unaffected and unimpaired by the Merger (Citco as existing at and after the Effective Time, being sometimes referred to as the "Surviving Corporation"). At the Effective Time, the Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of each of the constituent corporations. All the rights, privileges, immunities,

                             5-3
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
powers and franchises of each of the constituent corporations and all property, real, personal and mixed, and all debts due to either of said constituent corporations on whatever account, for stock descriptions as well as for all other things in action or belonging to each of said corporations, shall be vested in the Surviving Corporation. All property, rights, privileges, immunities, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the respective constituent corporations. The title to any real estate vested by deed or otherwise in either of said constituent corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of either of said constituent corporations shall be preserved unimpaired, limited in lien to the property affected by such liens at the effective time of the Merger, and all debts, liabilities and duties of said constituent corporations, respectively, shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

                      ARTICLE II
               CHARTER, BYLAWS, AND NAME

  Upon and after the Effective Time, the Charter and Bylaws of Citco in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Corporation, in each case until further amended in accordance with applicable law.

                      ARTICLE III
            BOARD OF DIRECTORS AND OFFICERS

  As of the Effective Time, the Board of Directors and officers of the Surviving Corporation shall consist respectively of the following persons until their successors are elected and qualified:

   _______________     _______________     __________

   _______________     _______________     __________

   _______________     _______________     __________


                      ARTICLE IV
                        CAPITAL

  Each share of capital stock of Citco issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

                             5-4
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
                       ARTICLE V
      CONVERSION AND EXCHANGE OF TCB COMMON STOCK

     1. As of the Effective Time of the Merger, each share of TCB Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger becoming effective and without any action on the part of anyone, be canceled and converted as provided in Section 2 hereof.

     2. At the Effective Time, by virtue of the Merger and without any action on the part of Citco or TCB, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

               (i)  Each share of Citco Common Stock issued
and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

               (ii) Each share of TCB Common Stock
(excluding shares held by TCB or its subsidiaries or Citco or its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted or shares as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under Section 5 of this Article
V) issued and outstanding at the Effective Time shall be converted into $17.15 cash payable by check as soon after the Effective Time as is feasible.

               (iii) Each option to purchase shares of TCB Common Stock (excluding options held by TCB or its subsidiaries or Citco or its subsidiaries, and in each case other than a fiduciary capacity or as a result of debts previously contracted) which are not exercised at the Effective Time shall be converted into $17.15 cash less the applicable exercise price per option and shall be payable by check as soon after the Effective Date as is feasible (the purchase price per share of TCB Common Stock identified in Sections 2(ii) and 2(iii) are herein after referred to collectively as the "Exchange Price.")

     3.   In the event TCB changes the number of shares of TCB
Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock, the Exchange Price shall be proportionately adjusted.

     4. Each of the shares, or options to purchase shares, of TCB Common Stock held by TCB or its subsidiaries or by Citco or its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     5. Any holder of shares of TCB Common Stock, who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 48-23-201 et seq.
of the TBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision

                             5-5
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
of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the TBCA. In the event that a dissenting shareholder of TCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares under these provisions, as of the Effective Time, the shares of TCB Common Stock held by such person shall be exchanged as determined under Section 2.

     6. Immediately prior to the Effective Time, Citco shall deposit with the exchange agent (the "Exchange Agent") for the benefit of holders of shares of TCB Common Stock and holders of options to purchase TCB Common Stock, sufficient cash to satisfy its obligations under Section 3.1 of this Agreement. Within five days after the Effective Time, Citco and TCB shall cause the Exchange Agent to mail to the former shareholders and option holders of TCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares, or options to purchase shares, of TCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Until so surrendered, each outstanding certificate of TCB Common Stock shall be deemed for all purposes, to represent the consideration into which the number of shares of TCB Common Stock represented thereby prior to the Effective Time shall have been converted without interest. Citco shall not be obligated to deliver the consideration to which any former holder of TCB Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of TCB Common Stock for exchange. The certificate or certificates of TCB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, TCB, nor the Exchange Agent shall be liable to a holder of TCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     7. At the Effective Time, the stock transfer books of TCB shall be closed as to holders of TCB Common Stock immediately prior to the Effective Time and no transfer of TCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange, each certificate theretofore representing shares of TCB Common Stock (other than shares to be canceled pursuant to Section 4 of this Article V or shares as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under Section 5 of this
Article V) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by TCB in respect of such shares of TCB Common Stock and which remain unpaid at the Effective Time.

                      ARTICLE VI
             EFFECTIVE TIME OF THE MERGER

     The Merger shall be effective at the time and on the date that this Plan is filed with the Tennessee Secretary of State pursuant to and together with the other documents specified in

                             5-6

Section 48-21-107 of the Tennessee Business Corporation Act or such later time and date as the parties may agree and cause to be set forth in the following space in this Plan as so filed:
__________________________ (such date and time being herein
referred to as "Effective Time").

                      ARTICLE VII
                 CONDITIONS PRECEDENT

     The obligations of TCB and Citco to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Merger Agreement and Plan of Merger, including without limitation, the approval of the Federal Reserve Board and other banking regulators and the approval of the shareholders of TCB in accordance with Tennessee law.

                     ARTICLE VIII
                      TERMINATION

     Anything contained in this Plan to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of TCB, this Plan may be terminated and the Merger abandoned as provided in the Merger Agreement.

                      ARTICLE IX
                     MISCELLANEOUS

     1. This Plan may be amended or supplemented at any time by mutual agreement of TCB and Citco. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and shall be subject to the provisions of
Article 10 of the Merger Agreement.

     2. Any notice or other communication required or permitted under this Plan shall be given, and shall be effective, in accordance with the provisions of the Merger
Agreement.

     3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan.

     4. This Plan may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

     5. This Plan shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to agreements made and entirely to be performed in such state, except to the extent federal law may be applicable.

                             5-7

     IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:                         CITCO COMMUNITY BANCSHARES,
                                    INC.


__________________________      By: ___________________________
Secretary
                                Title:_________________________







ATTEST:                         TWIN CITY BANCORP, INC.



__________________________      By: ___________________________
Secretary
                                Title:_________________________



                             5-8

                       EXHIBIT 6
                       Reserved

                             6-1

                       EXHIBIT 7

                STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT (the "Option Agreement") is made and entered into this ____ day of _______, 2000, between Twin City Bancorp, Inc., a Tennessee corporation ("TCB"), whose principal offices are at 310 State Street, Bristol, Tennessee 37620; and Citco Community Bancshares, Inc., a Tennessee corporation ("Citco"), whose principal offices are at 300 Broad Street, Elizabethton, Tennessee 37643.


                 W I T N E S S E T H:

     WHEREAS, TCB and Citco are parties to the Agreement and Plan of Merger dated ___________________, 2000 (the "Merger
Agreement") and terms not otherwise defined herein are as defined in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein and in the Merger Agreement, and for the purpose of protecting the interests of Citco in proceeding with the Merger, the parties hereto agree as follows:

     1.   Option.  Subject to the terms and conditions set
          ------
forth in this Option Agreement, TCB hereby grants to Citco an irrevocable option ("Option") to purchase up to 223,156 shares ("Option Shares") of Common Stock, $1.00 par value, of TCB ("Shares"), being 19.9% of the number of Shares outstanding on the date of this Agreement before such issuance, at a purchase price of $15.50 per Option Share (such price, as adjusted as applicable, the "Purchase Price"). The number of Option Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment and other conditions as follows:

          (a)  If not in Material breach of the Merger
Agreement and provided that no preliminary or permanent injunction or other order against delivery of the Option Shares issued by any court of competent jurisdiction shall be in effect, Citco may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as otherwise provided in this Option Agreement, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 15 months after the first occurrence of a Purchase Event (or if, at the expiration of such 15 months, after the first occurrence of a Purchase Event, the Option cannot be exercised by reason of any applicable judgement, decree, order, law, or regulation, thirty
(30) business days after such impediment to exercise shall have been removed), or (iii) 18 months after the date of this Agreement, although in the event a court or regulatory authority order is in place that would prevent the exercise of the Option, such date shall be extended for the period that such order is in place. Termination of the Option shall not effect any rights under the Merger Agreement which by their terms extend beyond the date of such termination. As used herein, a "Purchase Event" means the termination of this Agreement under any circumstance which would or could entitle Citco to terminate this Agreement pursuant to Sections 10.1 (b), (c), (d)(ii), or
(f) of the Merger Agreement; provided, that a Purchase Event shall not occur unless and until TCB shall have entered into a definitive agreement

                             7-1
with a third party with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated during the 12 months following such termination of this Agreement.

          (b) In the event Citco wishes to exercise the Option, it shall send written notice to TCB of the date of the closing of the exercise, which shall be not later than 20 business days from the date of the notice; provided, that such closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of any applicable law, rule, or regulation or any restraining order injunction, decree or ruling issued by court or other governmental authority prohibiting the delivery of such Option Shares, and (ii) any prior notification to or approval of any regulatory authority required in connection with such purchase shall have been made or obtained. If the closing cannot be consummated by reason of the restrictions set forth in this paragraph, the closing shall be held within 10 days following the elimination of such restriction.

     2.   Reserved Shares.  TCB hereby represents and warrants
          ---------------
to Citco that it is taking all necessary corporate and other action to authorize and reserve and permit it to issue, and will have reserved issuance at all times from the date of this Option Agreement until the obligation to deliver Shares upon the exercise of the Option terminates, upon exercise of Option, Shares necessary for Citco to exercise the Option, and TCB will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities which may be issued pursuant to any change in the capitalization of TCB. The shares to be issued upon due exercise of the Option, including all additional Shares or other securities which may be issuable upon exercise of Option pursuant to any change in capitalization, upon issuance pursuant to this Option Agreement, shall be duly issued, fully paid and non assessable, and shall be delivered free and clear of all liens, including any pre-emptive rights of any shareholder of TCB. In the event of any recapitalization of TCB, appropriate adjustments will be made in the Option Shares.

     3.   Repurchase.  Not withstanding the other provisions
          ----------
of this Option Agreement, at any time commencing upon the first occurrence of a Repurchase Event (as defined below) and ending 12 months thereafter, TCB (or any successor entity) shall:

          (a) At the request of Citco, repurchase from Citco the Option (if and to the extent not previously exercised or terminated) at a price equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the Request Date (as defined below) for a Share over (y) the Purchase Price (subject to adjustment for any recapitalizations as described above), multiplied by the number of Shares with respect to which the Option had not been exercised (the "Option Repurchase Price"); and

          (b) At the request of Citco, from time to time, repurchase, all but not less than all of the Option Shares owned directly or indirectly by Citco at a price equal to the Applicable Price as of the Request Date multiplied by number of Option Shares owned directly or indirectly by Citco (the "Option Share Repurchase Price").

At any time following the occurrence of Purchase Event, TCB (or any successor entity) may at its election, repurchase the Option (if and to the extent not previously exercised or terminated) or all but not less than all of the Option Shares at the Option Repurchase Price or the Option Share Repurchase Price, as the case may be. Any repurchase contemplated in this Option Agreement shall

                             7-2
be subject to receipt of any necessary regulatory approvals for which the Parties shall use their reasonable efforts to obtain promptly.

     4.   Definitions.   For purposes of this Option
          -----------
Agreement, the following terms have the following meanings:

          (a) "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer for more than 25% of the outstanding equity securities of such Party or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of 25% equity interest in, or 25% of the Assets of, such Party or any of its Subsidiaries.

          (b) "Applicable Price" as of any date means the highest of (A) the highest price per Share paid pursuant to a tender offer or exchange offer for Shares after the date of this Agreement and on or prior to such date, (B) the highest price per Share to be paid by any third party for Shares and each case pursuant to an agreement with respect to an Acquisition Proposal with TCB entered into on or prior to such date, or (C) the highest bid price per Share as quoted on the National Association of Securities Dealers Automated Quotations System, or, if the Shares are not quoted thereon, on the principal trading market on which the Shares are traded as reported by a recognized source during the 60 days preceding such date. If the consideration to be offered, paid, or received pursuant to the foregoing clauses (A) or (B) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Citco and reasonably acceptable to TCB.

          (c) "Repurchase Event" means the date that Citco is entitled to terminate the Merger Agreement pursuant to Sections 10.1 (b), (c), (d)(ii), or (f); provided, that a Repurchase Event shall not occur unless and until TCB shall have entered into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated during the 12-month period following such date.

          (d) "Request Date" means the date on which TCB or Citco, as the case may be, exercises its rights under this Option Agreement.

     5.   Registration Rights.   TCB shall, if requested by
          -------------------
Citco at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible, prepare and file up to two registration statements under the 1933 Act if such registration is necessary in order to permit the sale or other disposition of any or all Shares that have been acquired by or are issuable to Citco upon exercise Option in accordance with the intended method of sale or other disposition stated by Citco, including a "shelf" registration statement under Rule 415 under the 1933 Act or any successor provision, and TCB shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Any registration statement prepared and filed under this Option Agreement shall be at TCB's expense except for underwriting discounts or commissions, brokers' fees, and the reasonable fees and disbursements of Citco's counsel related thereto. TCB also will take reasonable efforts to list such shares on any securities exchange or market where TCB's shares are traded.

                             7-3

     6.   Representation of Citco.  This Option is not being,
          -----------------------
and any Option Shares or other securities acquired by Citco upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws.

     7.   Amendment.  This Option Agreement may be amended or
          ---------
supplemented at any time by mutual agreement of TCB and Citco. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and shall be subject to the provisions of Article 10 of the Merger Agreement.

     8.   Entire Agreement.  This Option Agreement, together
          ----------------
with the Merger Agreement, constitutes the entire agreement between the Parties hereto with respect thereto, written or oral. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement.

     9.   Assignment.  Neither this Option Agreement nor any
          ----------
of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Option Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     10.  Governing Law.  This Option Agreement shall be
          -------------
governed by and construed in accordance with the laws of the State of Tennessee applicable to agreements made and entirely to be performed in such state, except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                            CITCO COMMUNITY BANCSHARES, INC.


                            By: ____________________________
                            Title:__________________________





                            TWIN CITY BANCORP, INC.



                            By: ____________________________
                            Title:__________________________


                             7-4

                       EXHIBIT 8

          AMENDMENT TO SEVERANCE AGREEMENT
          --------------------------------

     THIS AMENDMENT is entered into this ___ day of _____, 2000, by and between Citizens Bank of Elizabethton (the "Bank") and _______ (the "Employee"), effective on the date of the merger of Twin City Bancorp, Inc. ("TCB") with and into Citco Community Bancshares, Inc. (the "Merger").

     WHEREAS, the Employee is currently employed by Twin City Federal Savings Bank ("TCF") as [Executive/Senior] Vice President and is party to a Severance Agreement, dated April 28, 1995 and renewed February 1, 2000, with TCF (the "Severance Agreement") which provides, among other things, for certain payments to the Employee in the event his employment is terminated under certain circumstances in connection with or within twelve months following a "change in control"; and

     WHEREAS, the Bank is party to that certain Agreement and Plan of Merger, dated July __, 2000 (the "Merger Agreement") pursuant to which a "change in control" of TCF within the meaning of Section 1(a) of the Severance Agreement shall occur and the Bank shall become the successor to TCF; and

     WHEREAS, the Bank desires, upon becoming successor to TCF, to retain the services of the Employee as [Executive/Senior] Vice President following the Merger with the duties and responsibilities set forth in the Job Description attached as Exhibit A hereto and to provide the Employee with protection in the event of a subsequent change in control of the Bank; and

     WHEREAS, it is the desire of the parties to set forth their understanding that employment on such terms herein shall not trigger the payments provided under the Severance Agreement and to confirm their respective rights and obligations following the Merger.

     NOW, THEREFORE, IT IS AGREED upon Bank becoming successor to TCF as follows:

     1.   Terms of Employment.
          -------------------

     The Bank agrees to employ the Employee as [Executive/ Senior] Vice President with the duties and responsibilities described in the Job Description attached as Exhibit A hereto. Employee agrees that the assignment to the Employee of the duties and responsibilities as described in Exhibit A hereto:
(i) shall not constitute the assignment of duties and responsibilities other than those normally associated with his position referenced in the recitals introducing the Severance Agreement within the meaning of Section 1(b)(iv) of the Severance Agreement; (ii) shall not result in a material diminution or reduction of the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment within the meaning of Section 1(b)(vi) of the Severance Agreement; and (iii) provides benefits substantially similar to those provided by TCF.

     2.   Rights of Employee.
          ------------------

     The Bank expressly agrees and acknowledges that the Merger will constitute a change in control within the meaning of
Section 1(a) of the Severance Agreement.  Concurrently, the Bank

                            8-1
and the Employee expressly agree and acknowledge that the "change in control" as a result of the Merger shall not trigger, or cause to trigger, payment under the Severance Agreement in and of itself. The Bank and the Employee agree that in the event there is a material change in the Employee's duties and responsibilities from those described in Exhibit A during the twelve (12) months following the effective date of the Merger, the Employee shall be entitled to the payment provided for in
Section 1 of the Severance Agreement (unless such change in duties has been expressly agreed to by Employee).

     3.   Subsequent Change in Control.
          ----------------------------

     The Bank agrees that upon a change in control of the Bank following the Merger, the Employee shall be entitled to receive the termination payment provided for in Section 1 of the Severance Agreement subject to the terms and conditions therein provided that no transfer of shares of the Bank or of any company controlling the Bank by any of the LaPorte Brothers to another entity controlled by them will constitute a change in control under Section 1(a) thereof even if such transfer involves 25% of more of the voting stock of the Bank or such company;

     4.   Additional Agreements.
          ---------------------

     The Bank hereby agrees to assume all other obligations of TCF under the Severance Agreement and Employee expressly acknowledges the current and prospective responsibilities and covenants under the Severance Agreement subject to the following changes to which the Employee hereby agrees: (i) the automatic eighteen (18) month extension of the Severance Agreement upon a change in control shall begin on the effective date of the Merger; (ii) the term of the Severance Agreement shall not be extended by the Board pursuant to Section 2 thereof without the written consent of the Employee; and (iii) all references to the Director of the Office of Thrift Supervision and OTS in Section 3 of Severance Agreement are amended to refer to the Tennessee Commissioner of Banking and other applicable regulatory authorities. All other terms of the Severance Agreement shall remain in effect. This Agreement and the Severance Agreement shall constitute the entire agreement of the parties with respect to the subject matter thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:                  CITIZENS BANK OF ELIZABETHTON


_______________________  By: ____________________________
Secretary                    Chairman of the Board

WITNESS:


_______________________  __________________________________
                         Employee

                          8-2